Exhibit 3.109

CERTIFICATE OF INCORPORATION

OF

ARA RBI, INC.

FIRST: The name of the corporation is ARA RBI, Inc.

SECOND: The registered office of the corporation is to be located at 1809 Orange Street, in the City of Wilmington, in the County of Now Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation shall be authorized to issue 1,000 shares all of which are to be of one class and with a par value of $1.00 per share.

FIFTH: The name and mailing address of the incorporator is as follows:

Name	Address
Lilly Dorsa	1101 Market Street Philadelphia, Pennsylvania 19107

SIXTH: Elections of directors need not be by written ballot.

SEVENTH: The original by-laws of the corporation shall be adopted by the initial incorporator named herein. Thereafter the Board of Directors shall have the power, in addition to the stockholders, to make, alter, or repeal the by-laws of the corporation.

EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the state of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this twenty second day of March, 1993.

/s/ Lilly Dorsa
Lilly Dorsa
Incorporator

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ARA RBI, INC.

* * * * * *

ARA RBI, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of ARA RBI, Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

1. The name of the corporation is; ARAMARK RBI, INC.

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said ARA RBI, Inc. has caused this certificate to be signed by Elizabeth B. Cartmell, its Vice President, and attested by Priscilla M. Bodnar, its Secretary, this 15th day of July, 1997.

AKA RBI, Inc.

By	/s/ Elizabeth B. Cartmell
Elizabeth B. Cartmell
Vice President

ATTEST:

By	/s/ Priscilla M. Bodnar
Priscilla M. Bodnar, Secretary

CERTIFICATE

FOR RENEWAL AND REVIVAL OF CERTIFICATE OF INCORPORATION

ARAMARK RBI, INC., a corporation organized under the laws of Delaware, the Certificate of Incorporation of which was filed in the office of the Secretary of State on March 22, 1993 and thereafter forfeited pursuant to section 136(c) of the General Corporation Law of Delaware, now desiring to procure a revival of its Certificate of Incorporation, hereby certified as follows:

1. The name of the corporation is ARAMARK RBI, INC.

2. Its registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle and the name of its registered agent at such address is The Corporation Trust Company.

3. The date when the revival of the Certificate of Incorporation of this corporation is to commence is the 4th day of November, 1997, the same being prior to the date of the forfeiture of the Certificate of Incorporation. Revival of the Certificate of Incorporation is to be perpetual.

4. This corporation was duly organized under the laws of Delaware and carried on the business authorized by its Certificate of Incorporation until the 5th day of November, 1997, at which time its Certificate of Incorporation became forfeited pursuant to section 136(c) of the General Corporation Law of Delaware and this Certificate for Renewal and Revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of Delaware.

IN WITNESS WHEREOF, said ARAMARK RBI, INC. in compliance with Section 312 of the General Corporation Law of Delaware has caused this Certificate to be signed by Michael J. O’Hara, its last and acting Vice President this 12th day of February, 1998.

ARAMARK RBI, INC.

By:	/s/ Michael J. O’Hara
Michael J. O’Hara